Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-113269) of The First American Corporation of our report dated June 25, 2004, relating to the financial statements of The First American Corporation 401(k) Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
June 25, 2004